EXHIBIT 10.20

October 10, 2003

Dear Mike:

It gives me great pleasure to offer you employment with Chordiant Software, Inc. as Senior Vice President and Chief Financial Officer reporting directly to me. The terms of your employment are detailed as follows subject to confirmation and approval by the Board of Directors on Monday, October 20, 2003.

Your annual salary will be $225,000, which is paid on the fifteenth and last day of each month. You will also be eligible to participate in Chordiant’s Bonus Program with a 40% targeted pay-out at 100% achievement of Plan objectives. You will also be eligible to participate in the year-end Executive Bonus Plan (on a pro-rated basis) with a targeted payout of 20%

You will also participate in Chordiant Software’s Equity Incentive Plan with a 300,000 share stock option at fair market value on date of grant, subject to board of director’s approval. Subject to the terms of the plans, these options will vest monthly over 48 months, at 1/48th per month, however there will be a 12-month cliff vesting requirement from your date of hire.

You will be eligible for Chordiant Software’s Employee Benefits program, which includes among other things, participation in our 401(k) and Employee Stock Purchase Plan when eligible, and the company Group Medical, Dental, and Disability Insurance Programs.

You will be expected to sign and comply with the Company’s non-harassment policy as well as a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information.

This offer is contingent upon successful reference checks as well as your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States. These must be provided on your first day of employment. Please bring these with you on your first day.

This offer is valid through October 17, 2003. Please sign below to indicate your acceptance of this offer and return it to Jack Moyer.

Employment with Chordiant Software is at will and can be terminated for any reason. I further understand that the company retains it right to make all other decisions regarding my employment (including decisions regarding demotions, transfers, job responsibilities, increases or reductions in pay, bonuses or other compensation, or any other managerial decision) with or without cause.

Sincerely,

/s/    Stephen Kelly

Stephen Kelly

President & CEO

Accepted	/s/ Michael J. Shannahan	Date Signed	Oct. 10, 2003	Start Date	Oct. 27, 2003